PROSPECTUS SUPPLEMENT                           Pursuant to Rule 424(b)(3)
To prospectus dated August 12, 2002             Registration No. 33-58488


[SPRINT LOGO]


                  Announcing Direct Registration System ("DRS")

Sprint is now offering its shareholders the ability to hold their shares of Sprint common stock electronically on the books of its transfer agent, UMB Bank, n.a., through DRS.

Sprint's Automatic Dividend Reinvestment Plan (the "Plan") is separate from DRS. Any cash dividends declared on shares held in DRS will be paid to you and will not automatically be reinvested in Sprint common stock.

If you no longer desire to reinvest dividends on any or all of your shares held in book entry form in the Plan, you may move those shFares from the Plan to the DRS account. You can also send in your certificate(s) to be held electronically in DRS. However, when you deposit your shares in DRS, you eliminate your ability to reinvest automatically any dividends on those shares.

If you hold certificated shares and wish to hold those shares in electronic form but also wish to reinvest dividends on those shares, yFou can still deposit your shares with UMB Bank, n.a., the agent for the Plan, to be held in your account in the Plan. Beginning July 1, 2005, Sprint will no longer charge the $7.50 fee for depositing shares for safekeeping in the Plan.

There is no action required by you unless you wish to send in your certificate(s) to be held electronically in DRS or wish to move shares from your Plan account. For more information about DRS or how to have your shares held electronically, please read the enclosed brochure.

If you have any questions, please contact UMB Bank, n.a. at 1-800-259-3755, press option 5.

Please keep this notice with your copy of the Automatic Dividend Reinvestment Plan prospectus, which together constitute the prospectus. If you desire another copy of the original prospectus, please call UMB Bank, n.a. at the number above.

            The date of this prospectus supplement is June 30, 2005.